                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement            / /  Confidential, for Use of the
                                                 Commission Only (as Permitted
                                                 by Rule 14a-6(e)(2))

/X/  Definitive Proxy Statement

/ /  Definitive Additional Materials

/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14(a)-12

                            National Insurance Group
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(i)(1) and 0-11.

          (1) Title of each class of securities to which transaction applies:________________________________________________________

          (2) Aggregate number of securities to which transaction applies:________________________________________________________

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
               ________________________________________________________________

          (4)  Proposed maximum aggregate value of transaction:________________

          (5)  Total fee paid:_________________________________________________

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1)  Amount Previously Paid:_________________________________________

          (2)  Form, Schedule or Registration Statement No.:___________________

          (3)  Filing Party:___________________________________________________

          (4)  Date Filed:_____________________________________________________

                        [NATIONAL INSURANCE GROUP LOGO]

                            NATIONAL INSURANCE GROUP
                            ------------------------

                 NOTICE OF 1998 ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 15, 1998

TO THE SHAREHOLDERS:

     NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Shareholders of NATIONAL INSURANCE GROUP, a California corporation (the "Company"), will be held on Monday, June 15, 1998 at 10:00 a.m., local time, at The Embassy Suites, 250 Gateway Boulevard, South San Francisco, California 94080, for the following purposes:

     1. To elect directors to serve for the ensuing year and until their successors are elected.

     2. To consider and act upon a proposal to amend the Company's Articles of Incorporation to change the name of the Company.

     3. To ratify the appointment of Coopers & Lybrand L.L.P. as independent public accountants of the Company for the 1998 fiscal year.

     4. To transact such other business as may properly come before the meeting and any adjournments thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only shareholders of record at the close of business on April 20, 1998, are entitled to notice of and to vote at the meeting.

     All shareholders are cordially invited to attend the meeting. However, to assure your representation at the meeting, you are urged to mark, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose.

     Any shareholder attending the meeting may vote in person even if he or she has returned a proxy.

                                          Sincerely,

                                          Robert P. Barbarowicz, Secretary
South San Francisco, California
April 28, 1998

   IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

                        [NATIONAL INSURANCE GROUP LOGO]

                            NATIONAL INSURANCE GROUP

                            ------------------------

                                PROXY STATEMENT
                                      FOR
                      1998 ANNUAL MEETING OF SHAREHOLDERS

                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL INFORMATION

     The enclosed Proxy is solicited on behalf of NATIONAL INSURANCE GROUP, a California corporation (the "Company" or "National"), for use at the Annual Meeting of Shareholders to be held Monday, June 15, 1998 at 10:00 a.m., local time, and at any adjournments thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at The Embassy Suites, 250 Gateway Boulevard, South San Francisco, California 94080. The Company's principal executive offices are located at 395 Oyster Point Boulevard, Suite 500, South San Francisco, California 94080, and its telephone number is (650) 872-6772.

     The Company conducts all of its business through its wholly-owned subsidiaries: Pinnacle Data Corporation, a California corporation ("Pinnacle Data"), Great Pacific Insurance Company, a California corporation ("GPIC"), Pinnacle Real Estate Tax Services, Inc., a Delaware corporation, and Pinnacle Real Estate Tax Services of New York, Inc., a Delaware corporation (collectively, "PinTax"), Pinnacle Management Solutions Insurance Services, a California corporation ("PMSIS"), and Fastrac Systems, Inc., a California corporation ("Fastrac").

     These proxy solicitation materials were mailed on or about May 5, 1998 to all shareholders entitled to vote at the meeting.

     The entire cost of this solicitation will be borne by the Company, including expenses in connection with preparing and mailing proxy solicitation materials. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited on behalf of the Company by certain of the Company's directors, officers and regular employees, without additional compensation, personally, by telephone, facsimile or other means of communication.

RECORD DATE AND SHARE OWNERSHIP

     Shareholders of record at the close of business on April 20, 1998 (the "Record Date") are entitled to notice of and to vote at the meeting. At the Record Date, 4,102,882 shares of the Company's Common Stock were issued and outstanding, all of which are entitled to be voted at the meeting. For information regarding security ownership by management and by 5% shareholders, see "Other Information -- Security Ownership of Certain Beneficial Owners and Management."

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

VOTING AND QUORUM

     Every shareholder voting for the election of directors may cumulate such shareholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are entitled, or distribute the shareholder's votes on the same principle among as many candidates as the shareholder thinks fit. However, no shareholder shall be entitled to cumulate votes unless the candidate's name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the meeting prior to the voting of the intention to cumulate the shareholder's votes. The Company seeks discretionary authority to cumulate votes in the event that either additional persons are nominated at the Annual Meeting for election as directors or cumulative voting is invoked by any shareholder.

     On matters other than the election of directors, each share has one vote. Votes against any such proposal will be counted for determining the presence or absence of a quorum and will also be counted as having been voted with respect to the proposal for purposes of determining whether the requisite majority of voting shares has been obtained, but will be treated as votes against the proposal.

     An automated system administered by the Company's transfer agent tabulates the proxies received prior to the date of the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the Annual Meeting, but will not be counted as having been voted with respect to the election of directors or with respect to any proposal.

     The presence, either in person or by proxy, of persons entitled to vote a majority of the outstanding shares of the Company's common stock is necessary to constitute a quorum to transact business at the Annual Meeting.

SHAREHOLDER PROPOSALS FOR NEXT YEAR'S MEETING

     Proposals of security holders of the Company which are intended to be presented by such shareholders at the Company's 1999 Annual Meeting must be received by the Company no later than January 5, 1999 in order that they may be included in the proxy statement and form of proxy relating to that meeting.

                                PROPOSAL NO. ONE

                             ELECTION OF DIRECTORS

NOMINEES

     The Bylaws of the Company provide for a board of five directors. Accordingly, a board of five directors is proposed to be elected at the meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for management's five nominees named below, all of whom are presently directors of the Company with a term expiring at the Annual Meeting. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until his successor has been elected and shall have qualified.

     The names of the nominees, and certain information about them, are set forth below.

  NAME OF NOMINEE    AGE(1)                       PRINCIPAL OCCUPATION
  ---------------    ------   ------------------------------------------------------------
Bard E. Bunaes         62     Chairman and Chief Executive Officer of Constitution
                              Reinsurance Corporation
Bruce A. Cole          50     President of the Company and of Pinnacle Data, GPIC, PinTax,
                              PMSIS and Fastrac
Lawrence M. Goodman    54     Principal of LMG Associates
Saul B. Jodel          47     President and Chairman of the Board of The Original San
                              Francisco Toymakers, Inc.
Mark A. Speizer        54     Chairman and Chief Executive Officer of the Company and of
                              Pinnacle Data, GPIC, PinTax, PMSIS and Fastrac.

---------------
(1) As of the Record Date.

     Except as set forth below, each of the nominees has been engaged in his principal occupation set forth above during the past five years. There is no family relationship between any director or executive officer of the Company, except that Mr. Speizer's and Mr. Cole's paternal grandfathers were brothers.

     MR. BUNAES is Chairman of the Board and Chief Executive Officer of Constitution Reinsurance Corporation, a position that he has held since November, 1969. In addition to being a director of Constitution Reinsurance Corporation Mr. Bunaes serves as a director of the following companies:
Constitution Re Corporation, Constitution Management Corp. and CRC/Corsair, Inc. Mr. Bunaes serves as a director of the affiliated companies, Sirius America Insurance Corporation, Sirius International Insurance Company (Stockholm, Sweden) and ABB Investment Management Corporation (Stamford, CT), which is registered as an investment advisor under the Investment Advisors Act of 1940. Mr. Bunaes is also a director of the Reinsurance Association of America. Constitution Reinsurance Corporation has been a reinsurer of GPIC in excess of 15 years. In 1996 and 1997 premiums paid to Constitution Reinsurance Corporation by GPIC with respect to such reinsurance totaled approximately $34,000 and $70,000, respectively, and in 1998 is expected to be approximately $76,000.

     MR. COLE has served as President of the Company and its subsidiaries since July 1996. From March 1994 through July 1996, Mr. Cole was general counsel and executive vice president of JB Oxford Holdings, Inc. From 1991 through March 1994 Mr. Cole was of counsel to the law firm Rubinstein & Perry, A Professional Corporation, and Rubinstein & Perry, LLP, with an emphasis on business and corporation law with extensive involvement in corporate restructuring and securities industries matters. Mr. Cole was a founding partner of the law firm of Hendrickson, Higbie & Cole and served as a partner of the firm from 1981 to 1991.

     MR. GOODMAN was President and Chief Operating Officer of Columbia Manufacturing Corporation from 1983 through 1994. From 1972 to 1983 Mr. Goodman was the managing partner of Triad Leasing, a company which leased heavy industrial equipment. From 1984 to present Mr. Goodman has been the managing partner of CMC, a real estate investment partnership. Since 1997 Mr. Goodman has been a principal of LMG Associates, a firm which provides consulting services.

     MR. JODEL has been President and Chairman of the Board of The Original San Francisco Toymakers, Inc., since January 1992. From 1984 to October 1991, he served in various executive capacities with Lewis Galoob Toys, most recently as President.

     MR. SPEIZER, a co-founder of the Company, has served on the Board of Directors of the Company since its inception. Since July 1996, Mr. Speizer has served as Chairman of the Board and Chief Executive Officer of the Company and for the subsidiaries of the Company. Between November 1986 and October 1995, Mr. Speizer served as Chairman of the Board and Chief Executive Officer of the Company, and between June 1995 and October 1995, served as President of the Company. Between 1972 and October 1995, Mr. Speizer also served in various executive level capacities and as a director and Chairman of the Board for the subsidiaries of the Company.

VOTE REQUIRED; RECOMMENDATIONS OF BOARD OF DIRECTORS

     The election of directors will be determined by a plurality of the votes cast at the Annual Meeting by holders of shares represented in person or by proxy. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE NOMINEES SET FORTH HEREIN.

BOARD MEETING AND COMMITTEES

     The Board of Directors of the Company held a total of thirteen (13) meetings during the calendar year ended December 31, 1997. Each person who was a director during 1997 attended or participated in at least 75% of the aggregate number of meetings of the Board of Directors during his term and the number of meetings of committees on which he served.

     The Audit Committee of the Board of Directors, which currently consists of directors Saul B. Jodel, Bard E. Bunaes and Lawrence M. Goodman, held three (3) meetings during the last fiscal year. The Audit Committee recommends the appointment of the Company's independent public accountants. It is primarily responsible for approving the services performed by the Company's independent public accountants and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls. Following the Annual Meeting, a new Audit Committee will be appointed.

     The Compensation Committee, which currently consists of directors Lawrence
M. Goodman, Saul B. Jodel and Bard E. Bunaes, met three (3) times during fiscal 1997. The Compensation Committee reviews and makes recommendations to the Board concerning the Company's executive compensation policy and administers the Company's 1986 Stock Option Plan. Following the Annual Meeting, a new Compensation Committee will be appointed.

     The Nominating Committee, which currently consists of Bard E. Bunaes, Saul
B. Jodel and Mark A. Speizer, held one meeting in 1997. The Nominating Committee identifies and recommends to the Board of Directors prospective candidates to be considered as nominees for election to the Board. The Nominating Committee will consider the names and qualifications of candidates for the Board submitted by shareholders in accordance with the procedures set forth in "Shareholder Proposals For Next Year's Meeting" above. Following the Annual Meeting, a new Nominating Committee will be appointed.

DIRECTOR COMPENSATION

     Each non-employee director of the Company is paid at the rate of $1,000 per month. Employee directors are not compensated for their services on the Board of Directors or on committees of the Board. Non-employee directors also participate in the 1991 Director Option Plan, as amended (the "Director Plan"). The Director Plan provides for the automatic grant of a nonstatutory stock option to purchase 50,000 shares of Common Stock of the Company on the date such person first becomes a director (which number was increased from 25,000 shares at the May 1995 Annual Meeting of Shareholders). All options granted under the Director Plan vest at the rate of one-fourth of the shares subject to the option on the first anniversary of the date of grant, with one-forty-eighth of such shares vesting at the end of each month thereafter. The Director Plan further provides that if Mr. Speizer and Howard L. Herman, the Company's former President, shall sell or otherwise transfer beneficial ownership of more than 75% of the aggregate number of shares controlled by them as of May 23, 1995, the optionee (except for options granted under the Director Plan to Mr. Speizer and/or Mr. Herman) shall thereafter have the right to exercise such option as to all of the optioned stock, including shares as to which such option would not otherwise be exercisable. As of May 23, 1995, Mr. Speizer and Mr. Herman controlled an aggregate of 1,772,329 shares which number is subject to adjustment in accordance with the provision of the Directors Plan regarding adjustments upon changes in capitalization or merger. On May 31, 1996, Mr. Speizer purchased 788,795 shares from Mr. Herman and certain Herman family members and trusts. On June 18, 1996, Mr. Speizer purchased 35,500 shares from Mr. Herman and his spouse. Such purchases constituted the purchase of all shares owned and beneficially owned by Mr. Herman. During the fiscal year ended December 31, 1997, director Bard E. Bunaes was automatically granted an option to purchase 50,000 shares at a per share exercise price of $7.125. In January 1998 when Lawrence Goodman joined the Board of Directors he was automatically granted an option to purchase 50,000 shares at a per share exercise price of $8.3125.

                                PROPOSAL NO. TWO

             APPROVAL OF AMENDMENT TO THE ARTICLES OF INCORPORATION

GENERAL

     On April 15, 1998, the Board of Directors approved, and recommended for adoption by shareholders at this annual meeting, an amendment to Article 1 of the Company's Articles of Incorporation to change the name of the Company to National Information Group. For the reasons described below, the Board of Directors believes that it would be in the best interests of the Company and its shareholders to make such change to the name of the Company. To accomplish this name change, it is necessary to amend the applicable provision of the Company's Articles of Incorporation.

PROPOSAL

     Important and positive changes have occurred at the Company over the past couple of years. The increase in the information services portion of the Company's business and the recent addition of Pinnacle Real Estate Tax Services, Inc. to the group of the Company's subsidiaries, has provided the Company with a unique opportunity to change its name. While the National Insurance Group name served the Company well for many years, it does not reflect the Company as it exists today. The Board of Directors believes that changing the name of the Company is a fundamental component of its repositioning. The change of the Company's name reflects a recognition of the growth in the non-insurance portion of the Company's business. After careful consideration, the Board believes that "National Information Group" better reflects the new mix of the Company's portfolio of businesses and its position as a provider of information services as well as insurance products to financial institutions and others.

     The change of the Company's name will not affect in any way the validity of currently outstanding stock certificates. Shareholders will not be required to surrender or exchange any stock certificates that they currently hold. The Company will request that the Nasdaq Stock Market allow the Company to continue to use the ticker symbol "NAIG."

     The Board of Directors believes that the adoption of the proposed amendment to the Articles of Incorporation is in the best interests of the Company and the shareholders. Accordingly, the Board is proposing that Article 1 of the Articles of Incorporation be amended to change the name of the Company to "National Information Group."

     The full text of Article 1 of the Articles of Incorporation, as proposed to be amended, is as follows:

        "The name of this corporation is National Information Group."

VOTE REQUIRED; RECOMMENDATION OF BOARD OF DIRECTORS

     The affirmative vote of the holders of a majority of the outstanding shares will be required to approve the amendment to Article 1 of the Company's Articles of Incorporation to change the name of the Company to National Information Group. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                               PROPOSAL NO. THREE

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected Coopers & Lybrand L.L.P. ("Coopers & Lybrand"), independent accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 1998. Coopers & Lybrand has audited the Company's financial statements since the fiscal year ended December 31,

1986. A representative of Coopers & Lybrand is expected to be present at the meeting, will have the opportunity to make a statement, and is expected to be available to respond to appropriate questions.

VOTE REQUIRED; RECOMMENDATION OF THE BOARD OF DIRECTORS

     The affirmative vote of the holders of a majority of the shares represented, in person or by proxy, and voting at the Annual Meeting on this Proposal No. Three is required to ratify the selection of Coopers & Lybrand as the Company's accountants. In the event that the shareholders do not approve the selection of Coopers & Lybrand, the appointment of the independent accountants will be reconsidered by the Board of Directors. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                               OTHER INFORMATION

EXECUTIVE OFFICERS OF THE COMPANY

     The executive officers of the Company and their ages as of the Record Date, are set forth below. Except for Mr. Bergstrom, Mr. Gauer, and Mr. Padilla the following hold the indicated office with respect to the Company and each of the subsidiaries.

        NAME             AGE                       POSITION WITH NATIONAL
        ----             ---                       ----------------------
Mark A. Speizer          54     Chairman of the Board and Chief Executive Officer
Bruce A. Cole            50     President
Robert P. Barbarowicz    51     Executive Vice President, General Counsel and Secretary
Gregory S. Saunders      35     Executive Vice President, Treasurer and Chief Financial
                                Officer
Douglas H. Helm          56     Executive Vice President, Business Development and Strategic
                                Marketing
George R. Jump           47     Executive Vice President, Sales
Gunnar Bergstrom         35     Executive Vice President of PinTax
Gerry L. Gauer           33     Executive Vice President of Pinnacle Data
Larry Padilla            48     Executive Vice President of Fastrac and PMSIS

     MR. SPEIZER, a co-founder of the Company, has served on the Board of Directors of National since its inception. Since July 1996, Mr. Speizer has served as Chairman of the Board and Chief Executive Officer of the Company. Between November 1986 and October 1995, Mr. Speizer served as Chairman of the Board and Chief Executive Officer of National, and between June 1995 and October 1995 served as President of National. Between 1972 and October 1995, Mr. Speizer also served in various executive level capacities and as a Director and Chairman of the Board of the Subsidiaries.

     MR. COLE was elected President of the Company in July 1996. From March 1994 through July 1996, Mr. Cole was general counsel and executive vice president of JB Oxford Holdings, Inc. From January 1991 through March 1994, Mr. Cole was of counsel to the law firm Rubinstein & Perry, A Professional Corporation, and Rubinstein & Perry, LLP, with an emphasis on business and corporation law with extensive involvement in corporate restructuring and securities industries matters. Mr. Cole was a founding partner of the law firm of Hendrickson, Higbie & Cole and served as a partner of the firm from 1981 to 1991.

     MR. BARBAROWICZ was elected Executive Vice President, General Counsel and Secretary of the Company in August 1996. From 1993 to 1996, Mr. Barbarowicz was a shareholder in the law firm Rubinstein & Perry, A Professional Corporation. Mr. Barbarowicz was of counsel to Rubinstein & Perry, LLP from 1991 to 1993. From 1983 to 1990, Mr. Barbarowicz was First Vice President and Assistant General Counsel of H.F. Ahmanson & Company and was General Counsel for The Ahmanson Insurance Companies from 1982 to 1989. In 1995, Mr. Barbarowicz commenced voluntary proceedings under the provisions of Chapter 13 of the federal bankruptcy laws, which proceedings were voluntarily withdrawn by Mr. Barbarowicz within sixty days thereafter without any action taken or any debts discharged.

     MR. SAUNDERS joined the Company in March 1997 as Executive Vice President, Treasurer and Chief Financial Officer of the Company. From 1990 to 1997, Mr. Saunders held several senior management positions at Transcisco Industries, Inc., including Vice President and Chief Financial Officer. From 1985 through 1988, Mr. Saunders served in various financial management capacities at PLM International, Inc., including Controller of PLM Transportation Equipment Management, Inc. Prior to 1985, Mr. Saunders held finance and system analytical positions at American Express Company, Inc. and Control Data Business Advisors, Inc.

     MR. HELM was elected Executive Vice President, Business Development and Strategic Marketing in May 1997. From July 1995 to May 1997, Mr. Helm was President and Chief Executive Officer of the Property/Casualty Division of InsWeb Corporation. From 1989 to 1995, Mr. Helm was Executive Vice President, Sales and Marketing of the Company. Mr. Helm held a variety of executive offices and management positions in the insurance industry from 1970 to 1997.

     MR. JUMP was elected Executive Vice President, Sales in November 1997. Mr. Jump assumed responsibility for the sales area of the Company in February 1998. Mr. Jump joined the Company in 1993 and had served as a Vice President and Senior Vice President of Sales of the Company's subsidiaries from 1993 to 1997. Prior to joining the Company, Mr. Jump was the Vice President, Marketing of American Security Group from 1980 to 1993.

     MR. BERGSTROM was elected Executive Vice President and General Manager of PinTax in September 1997. From 1996 to 1997, Mr. Bergstrom served with Chicago Title & Trust Company in their Mergers, Acquisitions and New Business Development Unit. Prior to 1996, Mr. Bergstrom served as Executive Vice President of American Realty Tax Services, Inc. and American Realty Tax Services of New York, Inc.

     MR. GAUER was elected Executive Vice President and General Manager of Pinnacle Data in November 1997 and served as Senior Vice President and General Manager of Pinnacle Data since July 1996. From August 1995 through July 1996, Mr. Gauer was a consultant and temporary employee of Pinnacle Data. From 1994 through August 1995, Mr. Gauer was self employed as a financial consultant. Mr. Gauer was Operations Manager for Foster Ousley Conley, a nationwide appraisal firm, from 1992 until 1994.

     MR. PADILLA joined Fastrac and PMSIS in June 1996 as Senior Vice President and General Manager and was elected as Executive Vice President and General Manager in November 1997. From May 1994 until May 1996, Mr. Padilla was Senior Vice President and Director of Loan Administration at First Interstate Bank. Mr. Padilla was First Vice President at Great Western Bank from May 1990 to May 1994. Prior to May 1994 Mr. Padilla held various executive positions with other financial institutions.

     The executive officers serve at the discretion of the Board of Directors of the Company. Mr. Speizer and Mr. Cole have each entered into employment agreements with the Company for a three year term commencing July 11, 1996. Mr. Speizer's and Mr. Cole's employment agreements each provide, among other things, that during the term of the employment agreements the Board of Directors may terminate Mr. Speizer's or Mr. Cole's employment only upon written notice for cause. Cause is defined as a conviction of a felony or a finding of liability based on intentional tortious conduct consisting of a breach of fiduciary duty relating to his performance as an officer and/or director of the Company. In addition, Mr. Cole's employment agreement provides that if the Company terminates Mr. Cole for reasons other than for cause, the Company shall pay Mr. Cole, in a single payment payable upon termination, an amount equal to (i) his unpaid base salary for the remainder of the three year term, (ii) the undiscounted remaining costs to provide the benefits provided in the employment agreement for the remainder of the three year term, such as the cost of Mr. Cole's membership and participation in professional associations, a $1,000 per month motor vehicle allowance and premiums for certain insurance, including a $1 million life insurance policy, and (iii) any unpaid bonus from the previous year plus any bonus payable pursuant to any bonus plan then in effect.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of Common Stock of National as of the Record Date by (i) each person or entity who is known by National to beneficially own more than 5% of National's Common Stock, (ii) the Named Officers, (iii) each of National's current directors and director nominees, and (iv) all current directors, director nominees and executive officers as a group. A total of 4,102,882 shares of National's Common Stock were issued and outstanding as of the Record Date. For the purposes of the following information, any securities not outstanding which are subject to options or other right to acquire within 60 days of the Record Date are deemed to be outstanding for the purposes of computing the percentage of outstanding securities owned by such individual, but are not deemed to be outstanding for the purpose of computing the percentage of outstanding securities owned by any other person.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                                                                 NUMBER       PERCENT
                      NAME AND ADDRESS                        OF SHARES (1)   OF TOTAL
                      ----------------                        -------------   --------
Mark A. Speizer(2)..........................................    1,674,751       39.7%
  395 Oyster Point Blvd., Suite 500
  South San Francisco, CA 94080
Brinson Partners, Inc.(3) and its affiliated entities.......      352,299        8.6%
  209 South LaSalle Street
  Chicago, IL 60604-1295
Scorpion Acquisition, LLC(4) and its affiliated party.......      300,000        7.3%
  505 Park Avenue, 12th Floor
  New York, NY 10022
Dimensional Fund Advisors Inc.(5)...........................      224,700        5.5%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401
Bruce A. Cole(6)............................................       54,917        1.3%
Douglas H. Helm.............................................        1,000          *
Robert P. Barbarowicz(7)....................................       10,896          *
Gerry L. Gauer(8)...........................................       11,979          *
Saul B. Jodel(9)............................................       28,958          *
Bard E. Bunaes(10)..........................................       11,800          *
Lawrence M. Goodman.........................................        2,000          *
All current directors, director nominees and executive
  officers
  as a group (8 persons)(11)................................    1,796,301       41.7%

---------------

  *  Less than 1%

 (1) The number and percentage of shares beneficially owned is determined under rules of the Securities and Exchange Commission (the "SEC"), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the Record Date through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

 (2) Includes: (i) 111,042 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of the Record Date, (ii) 12,400 shares held by Mr. Speizer's spouse, Linda Speizer, (iii) 8,400 shares held by Mr. Speizer and his wife for the benefit of each of Mr. Speizer's two daughters (4,200 shares for the benefit of each daughter),
     (iv) 300,000 shares which have been pledged to a stock brokerage firm as collateral for a loan to Mr. Speizer (v) and 1,224,295 shares which have been pledged in connection with the Stock Purchase Agreement involving the Herman Shares, as referenced in "Certain Transactions."

 (3) Based on Amendment No. 8 to Schedule 13G dated February 11, 1998, filed by Brinson Partners, Inc. ("BPI") with the SEC on behalf of itself, Brinson Holdings, Inc. ("BHI"), SBC Holding (USA), Inc. ("SBCUSA") and Swiss Bank Corporation ("SBC"). BPI is a wholly-owned subsidiary of BHI. BHI is a wholly-owned subsidiary of SBCUSA. SBCUSA is a wholly-owned subsidiary of SBC. BPI, BHI, SBCUSA and SBC share voting and dispositive power with respect to 352,299 shares.

 (4) Based on Schedule 13D dated February 20, 1998, filed by Scorpion Acquisition, LLC with the SEC on behalf of itself and Paul Caland who, as an 80% member of Scorpion Acquisition, LLC, shares voting and dispositive power with respect to 300,000 shares.

 (5) Based on a Schedule 13G dated February 9, 1997 filed by Dimensional Fund Advisors, Inc. ("Dimensional") with the SEC. In addition, Dimensional has advised the Company that Dimensional is a registered investment advisor and is deemed to have beneficial ownership of 224,700 shares of the Company, as of December 31, 1997, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, for all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

 (6) Includes 47,917 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of the Record Date.

 (7) Includes 9,896 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of the Record Date.

 (8) Represents 11,979 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of the Record Date.

 (9) Includes: (i) 23,958 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of the Record Date and (ii) 1,000 shares held by Mr. Jodel for the benefit of his son.

(10) Includes 4,800 shares held by Mr. Bunaes for the benefit of his daughter

(11) Includes an aggregate of 233,959 shares issuable upon exercise of outstanding options exercisable within 60 days of the Record Date.

COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires National's officers and directors and persons who own more than ten percent (10%) of a registered class of National's equity securities, to file certain reports regarding ownership of, and transactions in, National's securities with the SEC. Such officers, directors and ten percent (10%) shareholders are also required by SEC rules to furnish National with copies of all Section 16(a) forms that they file.

     Based solely on its review of such forms received by it, or written representations from certain reporting persons, National believes that during fiscal 1996 all Section 16(a) filing requirements applicable to its officers, directors and ten percent (10%) shareholders were complied with except Mr. Bunaes failed timely to file one report which reported two transactions and Mr. Helm failed timely to file one report which reported one transaction.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth compensation received in the last three fiscal years by (i) each individual who served as National's Chief Executive Officer during the last fiscal year and (ii) each of the four other most highly compensated executive officers whose salary plus bonus exceeded $100,000 during the last fiscal year who served as executive officers at the end of the fiscal year ended December 31, 1997 (collectively, the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                        LONG TERM
                                                                       COMPENSATION
                                                                       ------------
                                                ANNUAL COMPENSATION       AWARDS
                                                -------------------    ------------     ALL OTHER
                                                SALARY       BONUS       OPTIONS       COMPENSATION
     NAME AND PRINCIPAL POSITION        YEAR      ($)         ($)          (#)             ($)
     ---------------------------        ----    -------     -------    ------------    ------------
Mark A. Speizer.......................  1997    300,000     325,000            0          24,189(1)
  Chairman of the Board and CEO         1996    134,601      60,000       75,000          23,828(2)
                                        1995    565,212(3)        0       50,000         602,000(4)
Bruce A. Cole.........................  1997    290,000     165,000           --          31,020(5)
  President                             1996    124,923      40,000       75,000          23,490(6)
                                        1995         --          --           --              --
Robert P. Barbarowicz.................  1997    147,885      50,000            0               0
  Executive Vice President, General     1996     68,269           0       25,000               0
  Counsel and Secretary                 1995         --          --           --              --
Douglas H. Helm.......................  1997    100,288      55,000       25,000          87,462(7)
  Executive Vice President              1996          0           0            0         502,895(7)
  Business Development and Strategic    1995     64,615           0            0         593,482(7)
  Marketing
Gerry L. Gauer........................  1997    156,000      35,000            0               0
  Executive Vice President,             1996    153,000      23,000       25,000               0
  Pinnacle Data                         1995     27,333           0            0               0

---------------
(1) Represents $12,189 of premiums on a term life insurance policy paid by the Company for Mr. Speizer's benefit and an automobile allowance of $12,000.

(2) Represents $12,458 of premiums on a term life insurance policy paid by the Company for Mr. Speizer's benefit, an automobile allowance of $5,370 and $6,000 paid to Mr. Speizer while he was a non-employee director of National.

(3) Includes severance payment of $285,000 attributable to salary relating to Mr. Speizer's termination of employment with National in October 1995.

(4) Represents severance payment of $600,000 (the "Severance Payment") and $2,000 paid to Mr. Speizer while he was a non-employee director of National. Pursuant to the terms of a severance agreement between Mr. Speizer and the Company Mr. Speizer was required to repay to the Company the Severance Payment in the event he became an employee of the Company to the extent set forth in "Certain Transactions."

(5) Represents $19,020 of premiums on a term life insurance policy paid by the Company for Mr. Cole's benefit and an automobile allowance of $12,000.

(6) Represents $18,120 of premiums on a term life insurance policy paid by the Company for Mr. Cole's benefit and an automobile allowance of $5,370.

(7) Represents commissions paid to Mr. Helm pursuant to a certain Agreement of Employment Termination and Release, dated July 2, 1995 which related to Mr. Helm's prior employment with the Company. See "Certain Transactions."

OPTION GRANTS IN LAST FISCAL YEAR

     The following tables set forth, as to the Named Officers, certain information relating to stock options granted during fiscal 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                             INDIVIDUAL GRANTS
                         ----------------------------------------------------------
                                           PERCENT                                       POTENTIAL REALIZABLE
                          NUMBER OF        OF TOTAL                                        VALUE AT ASSUMED
                         SECURITIES        OPTIONS                                         ANNUAL RATES OF
                         UNDERLYING       GRANTED TO                                   STOCK PRICE APPRECIATION
                           OPTIONS       EMPLOYEES IN     EXERCISE OR                     FOR OPTION TERM(3)
                           GRANTED       FISCAL YEAR      BASE PRICE     EXPIRATION    ------------------------
         NAME                (#)             (1)            ($/SH)        DATE(2)        5%($)         10%($)
         ----            -----------    --------------    -----------    ----------    ----------    ----------
Mark A. Speizer........         0              --                --            --             --            --
Bruce A. Cole..........         0              --                --            --             --            --
Robert P.
  Barbarowicz..........         0              --                --            --             --            --
Douglas H. Helm........    25,000           13.3%           $10.875        9/5/07       $171,281      $432,281
Gerry L. Gauer.........         0              --                --            --             --            --

---------------

(1) The total number of shares subject to options granted to employees in fiscal 1997 was 188,000.

(2) Options may terminate before their expiration upon the termination of optionee's status as an employee or consultant, the optionee's death, disability or an acquisition of National, subject to certain time periods in which options for any vested shares may be exercised.

(3) Potential realizable value assumes that the stock price increases from the date of grant until the end of the option term (10 years) at the annual rate specified (5% and 10%). Annual compounding results in total appreciation of 63% (at 5% per year) and 159% (at 10% per year). If the price of National's Common Stock were to increase at such rates from the price at 1997 fiscal year end ($8.75 per share) over the next 10 years, the resulting stock price at 5% and 10% appreciation would be $14.26 and $22.66, respectively. The assumed annual rates of appreciation are specified in SEC rules and do not represent National's estimate or projection of future stock price growth. National does not necessarily agree that this method can properly determine the value of an option.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

     There were no option exercises in fiscal 1997 by the Named Officers. The following table provides information with respect to the value of unexercised options held by the Named Officers at the close of business on December 31, 1997.

                                               NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                              UNDERLYING UNEXERCISED             IN-THE-MONEY OPTIONS
                                           OPTIONS AT FISCAL YEAR END(#)       AT FISCAL YEAR END($)(2)
                                          -------------------------------    ----------------------------
                  NAME                    EXERCISABLE(1)    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                  ----                    --------------    -------------    -----------    -------------
Mark A. Speizer.........................      93,333(3)        62,500(4)      $184,032        $171,094
Bruce A. Cole...........................      35,417           39,583         $101,824        $113,801
Robert P. Barbarowicz...................       6,771           18,229         $ 23,699        $ 63,802
Douglas H. Helm(5)......................           0           25,000               --              --
Gerry L. Gauer..........................       8,854           16,146         $ 25,455        $ 46,420

---------------
(1) Options granted under National's 1986 Stock Option Plan are fully exercisable from their date of grant, whether or not vested. Unvested shares purchased upon exercise of an option are subject to a repurchase option in favor of National, which repurchase option lapses over time. The options listed as Exercisable are those which could be exercised without being subject to a repurchase option in favor of National.

(2) Market value of underlying securities based on the closing price of $8.75 of National's Common Stock on the NASDAQ National Market on December 31, 1997, minus the exercise price.

(3) Represents 66,250 under the 1986 Stock Option Plan and 27,083 under the 1991 Director Option Plan. At December 31, 1997, of Mr. Speizer's exercisable options 20,833 were not in-the-money.

(4) Represents 39,583 under the 1986 Stock Option Plan and 22,917 under the 1991 Director Option Plan. At December 31, 1997, all of Mr. Speizer's unexercisable options were in-the-money.

(5) At December 31, 1997 none of Mr. Helm's options were in the money.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Company's Board of Directors is composed of three non-employee directors, Lawrence M. Goodman, Bard E. Bunaes and Saul B. Jodel. No interlocking relationship exists between the Company's Board of Directors and the compensation committee of any other company, nor has any such interlocking relationship existed in the past.

                              CERTAIN TRANSACTIONS

     Pursuant to an Option and Stock Purchase Agreement entered into on May 1, 1996, as amended (the "Stock Purchase Agreement"), between Howard L. Herman and Marcia Herman, Bradley Herman, Barbara Herman, and the Joel Franklin Herman Trust (collectively, the "Sellers"), and Mr. Speizer, Mr. Speizer agreed to purchase from the Sellers a total of 824,295 shares of Common Stock of National (the "Herman Shares") for a purchase price of $10.50 per share. 788,795 of the Herman Shares were purchased on May 31, 1996 and the remaining 35,500 Herman Shares were purchased on June 18, 1996. The Herman Shares represented approximately 17.5% of the then outstanding stock of the Company.

     Mr. Speizer's agreement to purchase the Herman Shares pursuant to the Stock Purchase Agreement was expressly conditioned upon receipt of an approval from the California Insurance Commissioner (the "Commissioner"), or an exemption granted by the Commissioner from the full filing and prior approval requirements set by the Commissioner. On May 23, 1996, the Commissioner granted such exemption.

     Pursuant to the Stock Purchase Agreement, the purchase price for the Herman Shares was $8,655,098, of which $3,074,805 was paid in cash, and $5,580,293 was paid by promissory notes payable by Mr. Speizer to the Sellers (the "Speizer Notes"). The Speizer Notes are payable over fifteen years, shall bear interest at 9% per annum and are payable in monthly installments of principal and interest in the aggregate amount of $56,599 per month. As collateral for the Speizer Notes, Mr. Speizer pledged to the Sellers, pursuant to Security Agreements and Stock Pledges, the Herman Shares and 400,000 additional shares of the Company's Common Stock currently owned by Mr. Speizer (together the "Pledged Shares"). The Pledged Shares are to be held in escrow by City National Bank (of Beverly Hills, California) pursuant to the terms of an Escrow Agreement dated May 31, 1996 between Mr. Speizer, the Sellers and City National Bank as escrow agent. As of April 13, 1998 the outstanding principal under the Speizer Notes totaled approximately $5,229,000.

     Mr. Speizer obtained from Arabella S.A. ("Arabella"), a Luxembourg company, a line of credit for up to $4.2 million. Advances under the line of credit from Arabella are evidenced by a one-year term note bearing interest at 10% per annum (the "Arabella Note"). The Arabella Note was unsecured and no principal or accrued interest was due and payable by Mr. Speizer until May 31, 1997, the end of the term. Such line of credit was available to fund the purchase of the Herman Shares and remained available to fund amounts necessary for Mr. Speizer to make any regularly scheduled payments of principal and interest on the Speizer Notes during the term of the Arabella Note and certain other expenses. In February 1997 Mr. Speizer and Arabella agreed, subject to any required regulatory approvals, that Arabella would accept as payment in full of the obligations owed by Mr. Speizer to Arabella under the Arabella Note on the payment date thereof the sum of $2,000,000 in cash and 300,000 shares of the Company's Common Stock and the term of the Arabella Note was extended. On April 14, 1997, it was determined that no further regulatory approvals were required for such transaction. In July 1997 in repayment of the Arabella Note, Arabella acquired 300,000 shares of the Company's Common Stock from Mr. Speizer and was paid $2,000,000 by Mr. Speizer. In November 1997, such shares were transferred by Arabella to Scorpion Acquisition, LLC ("Scorpion Acquisition") by Arabella in exchange for an 80% interest in Scorpion Acquisition. Nuno Brandolini and Kevin McCarthy each own an

8.4% interest in Scorpion Acquisition as members of Scorpion Acquisition. Mr. Paul Caland owns an 80% interest in Scorpion Acquisition, which interest Mr. Caland acquired from Arabella in December, 1997. Messrs. Brandolini and McCarthy were directors of National and its subsidiaries from July 1996 to July 1997. The foregoing discussion of the interests of Messrs. Brandolini, McCarthy and Caland in Scorpion Acquisition and the transfer of the member interests of Arabella to Mr. Caland are based upon information filed by Scorpion Acquisition and Mr. Caland in a Schedule 13D with the Securities and Exchange Commission on February 27, 1997.

     In February 1997, Mr. Speizer entered into a Purchase and Sale Agreement (the "Purchase Agreement") with Scorpion Acquisition, pursuant to which Scorpion Acquisition agreed to sell, and Mr. Speizer agreed to purchase, all of the rights and interest conveyed by Mr. Speizer to Scorpion Acquisition under a certain Term Sheet for Option Agreement which required him to negotiate in good faith to enter into an option agreement with Scorpion Acquisition. In July 1997 Scorpion Acquisition sold to Mr. Speizer all such rights previously granted to Scorpion Acquisition by Mr. Speizer to acquire shares of the Company owned by Mr. Speizer. In consideration for sale of such rights to Mr. Speizer, Mr. Speizer will pay to Scorpion Acquisition an amount equal to the greater of $4,000,000 or 50% of the notional profits that would have been earned on a notional 924,000 shares of Common Stock with a notional cost of $7.75 per share, each subject to certain defined adjustments. Profits are determined by reference to the average closing price of Common Stock (and the average closing price of securities other than Common Stock paid by dividend, spin-off or otherwise on Common Stock ("Distributed Stock")) during the fifteen business days preceding and the fifteen business days following June 30, 2002, or if Scorpion Acquisition has made an election permitted under its purchase agreement with Mr. Speizer, that date between January 1, 2000 and June 30, 2002 that is so elected. Mr. Speizer may pay the purchase price in cash or in shares of National or shares of Distributed Stock subject to having received any necessary approvals or exemptions from the California Insurance Commissioner as may be required by statute or regulation.

     As collateral for the repayment of a loan Mr. Speizer has pledged to a stock brokerage firm 300,000 shares of the Company's Common Stock currently owned by Mr. Speizer.

     In September 1996 National entered into a consulting agreement with Scorpion Holdings, Inc., a Delaware corporation ("Scorpion"), an affiliate of Scorpion Acquisition, pursuant to which Scorpion agreed to provide certain consulting services in connection with (i) management and strategic planning,
(ii) the identification of financing, acquisitions and divestiture opportunities for National, and (iii) other matters relating to the day-to-day business and operation of National or any of its subsidiaries or affiliated companies, as the Board of Directors of National may from time to time reasonably request. In addition, if National engages in any (i) merger, consolidation or sale of any of its assets (other than in the ordinary course of its business) or outstanding securities or (ii) acquisition of assets or stock of another company, Scorpion has the right to act as a financial advisor to National pursuant to an engagement agreement, the terms and conditions of which shall be mutually agreed upon by National and Scorpion. The term of the consulting agreement was for one year; and the term was extended for an additional period of one year, which expires on September 11, 1998. Pursuant to the consulting agreement, Scorpion receives an annual fee of $300,000 plus reimbursement for reasonable out-of-pocket costs and expenses. Based upon information furnished to the Company the Company understands that Mr. Brandolini was the sole shareholder, a director and chief executive officer of Scorpion. Mr. McCarthy was a director and president of Scorpion.

     In October 1996, National entered into a bridge loan agreement with Hydrodynamics Corporation ("Hydrodynamics"), pursuant to which National loaned to Hydrodynamics $300,000. The bridge loan is evidenced by a Convertible Promissory Note, in the principal amount of $300,000, which note bears interest at the rate of 10% per annum and matured on October 28, 1997. Mr. Brandolini and Mr. McCarthy, who were directors of National, were also directors, officers and shareholders of Hydrodynamics. In December 1996, Hydrodynamics commenced voluntary proceedings under Chapter 11 of the federal bankruptcy laws. In February 1997, Arabella, S.A. purchased from National the Convertible Promissory Note of Hydrodynamics issued to National for a purchase price of $300,000. National assigned its rights under the Convertible

Promissory Note and the Stock Purchase Warrant to Arabella, S.A. Mr. Brandolini was also a director of Arabella S.A.

     In March 1997 National entered into an employment agreement with Gregory S. Saunders pursuant to which Mr. Saunders was engaged as National's Executive Vice President, Treasurer and Chief Financial Officer. The agreement is an at-will employment agreement. Mr. Saunders is paid a salary which equals $150,000 per year and Mr. Saunders is eligible for an annual bonus.

     In May 1997 National entered into an employment agreement (the "New Employment Agreement") with Douglas H. Helm, effective as of May 26, 1997, pursuant to which Mr. Helm was engaged as the Company's Executive Vice President, Business Development and Strategic Marketing. The New Employment Agreement is an at-will employment agreement. Mr. Helm shall be paid a salary which equals $175,000 per year, a guaranteed bonus of $20,000 per year payable in equal monthly amounts, and an annual bonus of up to $30,000, the exact amount of which is determined with reference to certain performance benchmarks to be agreed upon between the Company and Mr. Helm within 90 days from the commencement of Mr. Helm's employment.

     Mr. Helm's prior employment with the Company, which was rendered pursuant to a certain Agreement for Employment, dated January 1, 1990 (the "Original Employment Agreement"), was terminated pursuant to a certain Agreement of Employment Termination and Release, dated July 2, 1995 (the "Termination Agreement"). Pursuant to the Original Employment Agreement, as confirmed in the Termination Agreement, Mr. Helm was entitled to receive certain commissions for a three year period commencing January 1, 1995 (the "Commissions"). With respect to the Commissions which would otherwise be earned and payable for the period between May 1, 1997 and December 31, 1997, the New Employment Agreement modified the provisions relating to the payment of such Commissions as follows:

          a. To the extent the Commissions are earned in any given month, Mr. Helm shall be paid $12,000 of the Commissions each month he is employed by the Company. If the amount of the Commissions earned for a particular month is greater than $12,000, then the Company shall hold such excess amount of Commissions (the "Excess Commissions"). The cumulative amount of such Excess Commissions which remains unpaid, from time to time are referred to as "Cumulative Excess Commissions". The Company is not obligated to hold the Cumulative Excess Commissions in a separate account, and is not obligated to pay Mr. Helm any interest on the Cumulative Excess Commissions.

          b. If the amount of the Commissions earned for a particular month is less than $12,000, then Mr. Helm will be paid (i) the amount of the Commissions earned for such month, plus (ii) an amount equal to the difference between the amount of Commissions earned for such month and $12,000; provided however, the amount payable under (ii) above shall only be paid to Mr. Helm from the Cumulative Excess Commissions in an amount up to, but not in excess of, the total amount of the Cumulative Excess Commissions, as it exists at such time. Any amounts so paid from the Cumulative Excess Commissions shall reduce the amount of Cumulative Excess Commissions.

          c. If Mr. Helm's employment is terminated at any time, the Company shall pay to Mr. Helm promptly the total amount, if any, of the Cumulative Excess Commissions which exist at that time, and if Mr. Helm's employment is terminated prior to December 31, 1997 then any Commissions earned after the date of such termination shall be paid in the same manner as they would have been paid before the execution of the New Employment Agreement.

          d. If, at any time, while Mr. Helm is employed by the Company, when there exists any Cumulative Excess Commissions, any subsidiary of National makes an initial public offering of its common stock, then, by delivery of a written notice to the Company prior to such initial public offering, Mr. Helm may elect to accelerate the payment of all or a portion of amount of the Cumulative Excess Commissions which exists at that time, which amounts shall be paid by the Company to such subsidiary on Mr. Helm's behalf in exchange for common stock of such subsidiary at a purchase price per share which is equal to seventy-five percent (75%) of the initial public offering price of the stock; provided, however, any such purchase of common stock shall be subject to the approval of the underwriter engaged by the subsidiary with respect to any such initial public offering.

     On April 15, 1998, National and Mr. Helm entered into an amendment of the New Employment Agreement pursuant to which National agreed to pay Mr. Helm the then existing balance of Cumulative Excess Commissions, which amounted to approximately $127,030. Such amendment also deleted the provisions set forth in paragraph (d) above.

     In June 1997 National invested $120,000 for interests as a member of a limited liability company known as BevMed Holdings, L.L.C. ("BevMed"), a Delaware limited liability company, in a private placement offering of $1.8 million. BevMed provides heart monitoring services and devices. The investment was identified to the Company by Mr. Cole, a director and President of National and its subsidiaries. Mr. Cole is an investor in BevMed as a member of the limited liability company. Mr. Cole did not receive any compensation from the Company or BevMed in connection with the private placement offering by BevMed.

     In August 1997, National invested $100,000 for a limited partnership interest in Pizza Partners, L.P., a Delaware limited partnership. Among other things, such partnership was formed to acquire a number of Pizza Hut restaurants in Northern California, Oregon and Nevada. The investment was identified and recommended to the Company by Scorpion.

     In August 1997, National purchased from John Gaulding, the former President and Chief Executive Officer of the Company, his outstanding and vested option to purchase 50,000 shares of stock granted to him pursuant to the Company's 1986 Stock Option Plan, as amended (the "Plan"), which option was modified pursuant to that certain Second Amendment of John R. Gaulding At-Will Employment Agreement, dated July 1996, for a purchase price of $75,000. The shares represented by such option were returned to the Plan for further reissuance.

     In November 1997, Mr. Cole assigned to the Company certain interests that he had in an agreement by and among Salomon Brothers, Inc., Xinming Mu and Mr. Cole, relating to the payment of certain fees in connection with an engagement of Salomon Brothers, Inc. by New Industries Investment Co. LTD. To date no fees have been paid to the Company and the Company believes any rights that Mr. Cole transferred to it represent a contingent right for which payment is not foreseeable.

     On January 29, 1998, the Compensation Committee of the Board of Directors of National, approved the granting of an option to purchase 37,500 shares of common stock of National to Mr. Brandolini and an option to purchase 37,500 shares of common stock of National to Mr. McCarthy. Both options were granted under the Plan. The options were granted to Messrs. Brandolini and McCarthy in their capacities as consultants to the Company through Scorpion. The option price is $8.31 per share, determined in accordance with the Plan. The options to Messrs. Brandolini and McCarthy permit the exercise of the option as to 25% of the shares for which the option is granted one year following the date of grant, and cumulatively to the extent of 1/48 of the shares subject to the option for each month which has expired thereafter. In accordance with the provisions of the Plan, in the event that the status of Messrs. Brandolini and McCarthy as consultants to the Company terminates, then shares subject to the option must be exercised within 30 days of the date that the optionee ceases to be a consultant to the Company, provided, however, that any such option can only be exercised to the extent that such option was exercisable pursuant to the Plan as of the date the optionee ceased to be a consultant.

     Mr. Bunaes is a director of National and each of its subsidiaries and he was elected as a director of National on July 11, 1997. Mr. Bunaes is the Chairman of the Board and Chief Executive Officer of Constitution Reinsurance Corporation, which is one of the reinsurance companies to whom the Company cedes reinsurance. Constitution Reinsurance Corporation has been a reinsurer to the Company for more than fifteen years. In 1996 and 1997, the Company paid to Constitution Reinsurance Corporation reinsurance premiums of $34,000 and $70,000, respectively. The Company expects that reinsurance premiums to be paid to Constitution Reinsurance Corporation in 1998 will be approximately $76,000.

     In July 1996, National entered into an employment agreement with Mark A. Speizer pursuant to which Mr. Speizer was engaged as National's Chairman of the Board and Chief Executive Officer. The term of such employment agreement is three years. Mr. Speizer served as National's Chairman of the Board and Chief Executive Officer during 1997 pursuant to the terms of such employment agreement. Mr. Speizer's employment agreement provides, among other things, that during the term of the employment agreement the Board of Directors may terminate Mr. Speizer's employment only upon written notice for cause. Cause is defined as a conviction of a felony or a finding of liability based on intentional tortuous conduct consisting of a breach of fiduciary duty relating to his performance as an officer and/or director of the Company. Mr. Speizer is paid a salary of $300,000 per year plus a bonus and certain expenses. Mr. Speizer was granted an option to purchase 75,000 shares of Common Stock of National, one-third of which options shall vest after one (1) year with the balance vesting monthly over the next 24 months. The employment agreement further provided for a waiver of the limitation of employment provisions contained in the Severance Agreement and Release of Claims entered into by Mr. Speizer and National on October 19, 1995 (the "Severance Agreement"). The Severance Agreement was entered into in connection with the termination of Mr. Speizer's employment in 1995. Pursuant to that agreement, Mr. Speizer was paid approximately $885,000. Section 7.3 of the Severance Agreement provided that "Speizer agrees that he will not seek nor accept employment with the Company in the future and that the Company is entitled to reject without cause any application for employment with the Company made by him, and not hire him, and that Speizer shall have no cause of action against the Company arising out of any such rejection. *** If Speizer in any other manner becomes an employee of the Company, Speizer shall be obligated to return all amounts paid to him pursuant to this Severance Agreement and Release unless otherwise agreed in writing by the parties hereto."

     The employment agreement provided that the provisions of the Severance Agreement limiting Mr. Speizer's right to accept future employment with National are null and void and that the obligation to repay any amounts paid to Mr. Speizer under the Severance Agreement are waived provided that Mr. Speizer remains employed by National for the three year term of his employment agreement. Section 8 of the employment agreement provides: "WAIVER OF LIMITATION ON REEMPLOYMENT. The parties agree that Section 7.3 of the Severance Agreement and Release of Claims entered into between Speizer and the Company on October 19, 1995, limiting Speizer's right to accept future employment with the Company shall be null and void, and the Company waives any right it may have or may have had under that provision to require Speizer to forfeit sums paid under the Severance and Release Agreement provided that Speizer remains employed by the Company during the Term of this Agreement. Notwithstanding the foregoing, in the event of Speizer's death or disability, Speizer or his estate will not be obligated to forfeit said sums."

     In July 1996 National entered into an employment agreement with Bruce A. Cole pursuant to which Mr. Cole was engaged as National's President. The term of such employment agreement is three years. Mr. Cole served as President of National during 1997 pursuant to the terms of such employment agreement. Mr. Cole is paid a salary of $290,000 per year plus a bonus and certain expenses. Mr. Cole was granted an option to purchase 75,000 shares of Common Stock of National one-third of which options shall vest after one (1) year with the balance vesting monthly over the next 24 months. Mr. Cole's employment agreement provides, among other things, that during the term of the employment agreement the Board of Directors may terminate Mr. Cole's employment only upon written notice for cause. Cause is defined as a conviction of a felony or a finding of liability based on intentional tortuous conduct consisting of a breach of fiduciary duty relating to his performance as an officer and/or director of the Company. In addition, Mr. Cole's employment agreement provides that if the Company terminates Mr. Cole for reasons other than for cause, the Company shall pay Mr. Cole, in a single payment payable upon termination, an amount equal to
(i) his unpaid base salary for the remainder of the three year term, (ii) the undiscounted remaining costs to provide the benefits provided in the employment agreement for the remainder of the three year term, such as the cost of Mr. Cole's membership and participation in professional associations, a $1,000 per month automobile allowance and premiums for certain insurance, including a $1 million life insurance policy, and (iii) any unpaid bonus from the previous year plus any bonus payable pursuant to any bonus plan then in effect.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee establishes the general compensation plans of the Company, including the Company's 1986 Stock Option Plan. The Committee reviews compensation, evaluates performance, and determines base salary levels for the Company's executives.

     The Chief Executive Officer ("CEO") of the Company is invited to attend and participate in Committee meetings, except when CEO compensation is being discussed. The CEO may designate the President, General Counsel, another Executive Vice President or the head of the Human Resources function to attend and participate in the CEO's stead.

     Final decisions regarding executive compensation (excluding stock options) are made by the full Board of Directors based on recommendations of the Committee and decisions regarding stock option grants to executives are made by the Committee.

     The Company's executive compensation programs are designed to attract and retain executives who will contribute to the Company's long-term success, to reward the achievement of both short-term and long-term strategic goals, and to link executive and shareholder interests through equity-based plans.

     The three components of the Company's executive compensation program for fiscal 1996 were base salary, short-term incentives in the form of a target bonus and long-term incentives represented by stock option grants. The Committee's policies in these areas are as follows:

  Base Salary

     The Committee reviews compensation surveys and the reports of compensation consultants to determine the recommended levels of basic salary. Salaries are established at levels that are competitive for the Company's size, location, type of industry, and the nature of the function to be performed.

  Incentive Bonus

     The payment of incentive bonuses is dependent on the performance of the Company and the achievement of objectives developed for each individual executive. Incentive bonuses were paid to certain executive officers of the Company during 1997. See "Executive Compensation -- Summary Compensation Table".

  Stock Option Grants

     Under the Company's 1986 Stock Option Plan, stock options may be granted to officers, other employees and consultants of the Company. The size of the stock option awards is based primarily on the individual's responsibilities and performance, as well as on an assessment of competitive equity compensation structures. Options are designed to match the interests of officers, employees and consultants with those of the shareholders. Stock options are generally granted with an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. Current grants generally vest over a period of four years. This approach is designed to encourage the growth and preservation of shareholder value.

  Tax Policy

     The Committee has considered the impact of Section 162(m) of the Internal Revenue Code, which provides a limit on the deductibility of compensation for certain executive officers in excess of $1,000,000 per year. The Committee has not yet developed a policy with respect to qualifying compensation for deductibility. No Named Officer of the company had taxable compensation for 1997 in excess of the deduction limit. The Committee intends to continue to evaluate the impact of this Internal Revenue Code provision.

  1997 Chief Executive Officer Compensation

     In July 1996, National entered into an employment agreement with Mark A. Speizer pursuant to which Mr. Speizer was engaged as National's Chairman of the Board and Chief Executive Officer (See, "Certain Transactions"). Pursuant to the terms of such agreement Mr. Speizer received compensation in 1997 of

$300,000 plus a bonus of $325,000, paid in 1998 for work performed in 1997. As additional compensation Mr. Speizer received $24,189 which represented the payment of premiums on certain life insurance and an automobile allowance. Because Mr. Speizer's compensation is determined pursuant to such employment agreement and no modifications to such agreement have been made or proposed, the Compensation Committee did not address the issue of Mr. Speizer's compensation in 1997.

                                          Members of the Compensation Committee

                                          Larry Goodman, Chair
                                          Saul B. Jodel
                                          Bard E. Bunaes

COMPARATIVE STOCK PERFORMANCE

     The graph below compares the total shareholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return on the Index for NASDAQ Stock Market (U.S. Companies) and the Index for the NASDAQ Fire, Marine, and Casualty Insurance Group over the same period (assuming the investment of $100 in the Company's Common Stock, the Index for NASDAQ Stock Market (U.S. Companies) and the Index for NASDAQ Fire, Marine, and Casualty Insurance Group on January 1, 1993 and reinvestment of all dividends.)

                         CUMULATIVE SHAREHOLDER RETURN:
 NATIONAL INSURANCE GROUP VS. INDICES FOR NASDAQ STOCK MARKET (U.S. COMPANIES)
           AND THE NASDAQ FIRE, MARINE, AND CASUALTY INSURANCE GROUP

                                    [GRAPH]

                                 OTHER MATTERS

     The Company is not aware of any other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the board of Directors may recommend.

                                          By Order of the Board of Directors,

                                          Robert P. Barbarowicz, Secretary

Dated: April 28, 1998

PROXY

         THIS PROXY IS SOLICITED ON BEHALF OF NATIONAL INSURANCE GROUP

                            NATIONAL INSURANCE GROUP

                      1998 ANNUAL MEETING OF SHAREHOLDERS

The undersigned shareholder of NATIONAL INSURANCE GROUP, a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 28, 1998, and hereby appoints Mark A. Speizer and Robert P. Barbarowicz, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1998 Annual Meeting of Shareholders of NATIONAL INSURANCE GROUP to be held on June 15, 1998, at 10:00 a.m., local time, at The Embassy Suites, 250 Gateway Boulevard, South San Francisco, California 94080 and at any adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

                 (Continued and to be signed on reverse side.)



                              FOLD AND DETACH HERE

                                            FOR                 WITHHOLD
                                       all nominees             AUTHORITY
                                   listed below (except     to vote for all
                                       as indicated)      nominees listed below

ELECTION OF DIRECTORS:                      [ ]                    [ ]

If you wish to withhold authority
to vote for any individual nominee,
strike a line through that nominee's
name in the list below:

Nominees:  Bard E. Bunaes
           Bruce A. Cole
           Lawrence M. Goodman
           Saul B. Jodel
           Mark A. Speizer

                                                     FOR     AGAINST     ABSTAIN

2.  Proposal to amend the Company's Articles         [ ]       [ ]         [ ]
    of Incorporation.

                                                     FOR     AGAINST     ABSTAIN

3.  Proposal to ratify the appointment of            [ ]       [ ]         [ ]
    Coopers & Lybrand L.L.P. as the
    independent public accountants of the
    company for the 1997 fiscal year.

This proxy will be voted as directed or, if no direction is indicated, will be voted "FOR" the election of directors named herein, "FOR" each proposal listed, and as said proxies deem advisable on such other matters as may come before the meeting.

Either of such attorneys or substitutes shall have and may exercise all of the powers or said attorneys-in-fact hereunder.


Signatures                                             Dated:
           -------------------------------------------        -----------------

(This Proxy should be dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)


                              FOLD AND DETACH HERE